SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

September 21, 2015

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)
Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2798 Thamesgate Dr. Mississauga, Ontario, Canada	L4T 4E8

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sale of Unregistered Securities.

The Company has consummated Subscription Agreements with five investors whereby it received an aggregate of $205,000, inclusive of the $185,000 which it announced in a press release dated September 8, 2015. The investors include a Partner of counsel to the Company, a non-affiliated shareholder who previously invested in excess of $100,000 in the Company and three individuals affiliated with MedPac Asia Pacific Pty. Ltd., the Australian entity which previously acquired the exclusive right to distribute the Company’s Now Cardio™ and BreastCare DTS in Australia and certain countries in Southeast Asia. In consideration for the $210,000, the investors received an aggregate of 4,100,000 shares of the Company’s common stock and warrants to purchase 4,100,000 shares of the Company’s common stock exercisable for a period of approximately four years at ten cents ($0.10) per share.

The issuance and sale of the shares of common stock and warrants to the two investors located within the United States were exempt from the registration requirements of the Securities Act of 1933 under Rule 506 of Regulation D. Each of the investors is an accredited investor within the meaning of Rule 501(a) of Regulation D. The balance of the investors were not “U.S. Persons” as defined in Regulation S promulgated under the Securities Act. The sales to such persons were made in “Offshore Transactions” and were exempt from the registration requirements of the Securities Act pursuant to Regulation S. The Company agreed to issue to MedPac Asia Pacific Pty. Ltd 320,000 shares of its common stock for coordinating the sales to the Australian investors. A legend restricting the sale, transfer or other disposition of the securities issued to the investors and Medpac other than pursuant to registration under the Securities Act or an exemption therefrom was imprinted on the certificates evidencing the securities.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Subscription Agreement between the Company and the U. S. Investors

10.2	Form of Subscription Agreement between the Company and the Australian Investors

10.3	Form of Warrant issued to the U. S. Investors.

10.4	Form of Warrant issued to the Australian Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENT CARDIO GROUP INC.

Dated: September 23, 2015	By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer